Exhibit 99.1

www.pdl.com

For Immediate Release

Contact:

James R. Goff

Senior Director,

Investor Relations

(510) 574-1421

jgoff@pdl.com

ssss

PDL ANNOUNCES THIRD QUARTER 2005 FINANCIAL RESULTS

Strong revenue growth reflects addition of net product sales and increased royalties versus prior year quarter

Company increases full-year revenue guidance for marketed products and royalties

Fremont, Calif., November 1, 2005 – Protein Design Labs, Inc. (PDL) (Nasdaq: PDLI) today reported financial results for the third quarter and first nine months of 2005.  Financial highlights included:

•                  Third quarter net product sales of $43.1 million, an increase of 22% versus the prior quarter in 2005.

•                  A 52% increase in royalty revenues to $26.0 million from $17.1 million in the third quarter of 2004.

•                  Total costs and expenses included an asset impairment charge of $15.2 million related to the reduced value of off-patent branded products, expected to be divested, and $7.3 million for fees and milestones to collaborative partners.

•                  GAAP net loss of $39.4 million in the third quarter compared with a net loss of $13.6 million in the third quarter of 2004; non-GAAP net loss of $11.5 million compared with a non-GAAP net loss of $12.6 million in the 2004 third quarter.

•                  GAAP net loss of $126.7 million for the first nine months of 2005, compared to a $38.7 million net loss in the same period of 2004; non-GAAP net loss for the first nine months of 2005 was $5.0 million, a substantial improvement compared to the $35.7 million non-GAAP loss incurred in the first nine months of 2004.

•                  Total cash, cash equivalents, marketable securities and restricted investments of approximately $332.7 million as of September 30, 2005.

Mark McDade, Chief Executive Officer, PDL, said, “Our third quarter financial results are reflective of our ongoing integration of a focused, new commercial capability.  We’re seeing solid combined net sales growth of our three actively marketed, recently acquired products, with both Cardene® and IV Busulfex® experiencing strong unit and dollar growth

Protein Design Labs, Inc.

34801 Campus Drive

Fremont, CA 94555

Tel: 510.574.1400

Fax: 510.574.1500

for the period.  We have established greater presence in the hospital marketplace by adding roughly 40 sales representatives, bringing our total sales force to 105 talented individuals. Meanwhile, our partners’ success with breakthrough antibody products such as Avastin™, Herceptin® and Synagis® continues to grow PDL’s royalty revenues.  Coupled with the positive economic impact of our new alliances with Biogen Idec, and with this morning’s announcement, Roche, we believe we are tracking well toward our stated aim of turning cash flow positive in the fourth quarter and sustainably on a full-year basis in 2006.”

Total Operating Revenues and Cash Balances:

Total operating revenues increased 288% to $76.7 million in the third quarter of 2005 from $19.8 million in the third quarter of 2004.

PDL achieved net product sales of $43.1 million in the third quarter of 2005.  Of this, net sales of Cardene® IV, Retavase® and IV Busulfex® for the quarter totaled approximately $38.0 million, while net sales of the four off-patent branded products, marketed by PDL’s wholly-owned subsidiary, ESP Pharma, Inc., were approximately $5.1 million for the quarter.

Royalty revenues increased 52% to $26.0 million, compared with royalty revenues of $17.1 million in the third quarter of 2004.  PDL currently receives royalties based on worldwide net sales of seven antibody products licensed under PDL’s antibody humanization patents:  Avastin™, Herceptin®, Xolair® and Raptiva® from Genentech, Inc.; Synagis® from MedImmune, Inc.; Mylotarg® from Wyeth and Zenapax®, marketed by Roche.  License and other revenues increased 184% to $7.5 million, compared with $2.7 million in the comparable quarter of 2004, primarily as a result of revenue recognized under the new Biogen Idec collaboration.

Cash, cash equivalents, marketable securities and restricted investments totaled approximately $332.7 million as of September 30, 2005.  The September 30, 2005 balances include a $40.0 million upfront payment from Biogen Idec and proceeds of the sale of approximately 4.0 million shares of common stock to Biogen Idec of approximately $100 million, related to the companies’ collaborative agreement for the co-development, manufacture and commercialization of three Phase II antibodies.

Costs and Expenses:

The cost of product sales was $22.2 million in the third quarter of 2005.  Excluding non-cash amortization of product costs associated with the purchases of ESP Pharma and Retavase, pro forma cost of product sales was $10.3 million.  Selling, general and administrative expenses increased to $26.8 million, compared to $7.7 million in the third quarter of 2004, primarily due to sales expenses associated with PDL’s newly acquired and growing sales team as well as the initiation of new Retavase promotional efforts late in the third quarter of 2005.

Research and development expenses increased to $49.5 million in the third quarter of 2005, compared with $27.3 million in the same three months of 2004. The third quarter 2005 research and development expenses include expenses of $42.2 million consisting of increased clinical trial efforts, manufacturing-related efforts and planned growth in personnel in these areas.  In addition, research and development expenses included approximately $7.3 million of fees and milestone payments related to product-related assets and new technology.  These payments included roughly $6.0 million related to the acquisition of additional commercial and development rights for ularitide and milestone payments to partners for continued successful clinical development of ularitide and terlipressin.

Total costs and expenses were $113.7 million in the third quarter of 2005, compared with $35.0 million in the third quarter of 2004, reflecting the full integration of ESP Pharma and Retavase, and support of wholly new marketing efforts.  Total costs and expenses in the third quarter included a $15.2 million impairment charge related to a revaluation of the off-patent branded products acquired as part of the ESP Pharma acquisition; a sale of these off-patent branded products is expected to be concluded during the fourth quarter of 2005.  On a non-GAAP basis, total costs and expenses in the 2005 third quarter were $85.9 million compared to non-GAAP expenses of $34.0 million in the third quarter of 2004.

For the nine months ended September 30, 2005, GAAP total costs and expenses were $317.5 million compared with $115.5 million for the comparable 2004 period, and non-GAAP total costs and expenses were $195.8 million compared with $112.6 million for the comparable 2004 period.

Note: Non-GAAP results for the three- and nine-month periods reported exclude certain non-cash charges, which consisted primarily of an acquired in-process research and development charge in the first quarter of 2005 related to the ESP Pharma acquisition, an asset impairment charge related to the off-patent branded products as well as the amortization of intangible assets associated with the Eos Biotechnology, Inc. and ESP Pharma and Retavase acquisitions and the re-acquisition of rights to manufacture and market Zenapax® (daclizumab) in 2003, and stock-based compensation charges. Reconciliations of GAAP results to non-GAAP results for periods presented are included in the tables accompanying this release. The forward-looking guidance set forth in the 2005 full-year guidance discussion below excludes certain non-cash charges identified above based on current estimates for the full year as follows: $79.4 million for an acquired in-process research and development charge; $15.2 million asset impairment charge for off-patent branded products; $39.0 million for amortization of intangible assets; and $1.0 million in stock compensation charges.  In total, these adjustments are expected to reduce the GAAP reported operating loss by approximately $134.6 million.

Full-year 2005 Forward-looking Guidance:

The following statements are based on current expectations as of November 1, 2005, and PDL undertakes no obligation to update this information.   These statements are forward-looking and do not include the potential impact of additional collaborations, material licensing arrangements or other strategic transactions.

•                  PDL now anticipates that total operating revenues for 2005 will be in the range of approximately $266 to $282 million.

•                  For the approximately nine-month period of sales following the close of the acquisition of ESP Pharma in March 2005, net product sales for Cardene® IV, Retavase® and IV Busulfex® are expected to total approximately $108 to $113 million.  PDL reaffirms previously guided compound annual growth rates of approximately 25% for net product sales of this group of products for each year from 2006 through 2008.

•                  Royalty revenues are expected to be in the range of approximately $125 to $130 million, and license and other revenues are expected to fall in a range of approximately $25 to $30 million, including approximately $20 million in reimbursements and payments from Roche and Biogen Idec under our collaborative arrangements.  PDL reaffirms our previously stated guidance that royalty revenues for each year from 2006 through 2008 should grow at least 25% per year on a compounded basis.

•                  PDL expects to divest the off-patent branded products, and their expected contribution to net product sales for the remainder of the year is minor.   Guidance for full-year sales has been reduced to $8 to $9 million for 2005.

•                  PDL continues to anticipate gross margins on a non-GAAP basis of approximately 80% for Cardene IV, Retavase and IV Busulfex over the 2005 through 2008 period.

•                  Non-GAAP expenses are anticipated to be as follows: cost of product sales is expected to total approximately $26 million; research and development expenses are anticipated to be in a range of approximately $163 to $168 million; and selling, general and administrative expenses for the full year 2005 are expected to be in a range of $78 to $80 million.

•                  For the full year 2005, PDL anticipates a GAAP net loss in the range of approximately $1.26 to $1.38 per basic and diluted share, and on a non-GAAP basis, in a range from net income of $0.03 cents to a net loss of approximately $0.04 cents per share.  Per share basic calculations are anticipated to be based on a weighted average of approximately 103 million shares outstanding for the year.  Quarterly results are expected to continue to vary due to some seasonality in the sales of certain royalty-bearing products.  PDL reaffirms our expectation of positive cash flow for the fourth quarter of 2005, and on a full-year basis for 2006.

•                  PDL estimates that its year-end 2005 cash balances will be approximately $350 million.

•                  PDL expects that headcount at year-end 2005 will be approximately 975, at the high end of previous guidance as additional headcount are added to support collaborations and clinical development of the pipeline, in particular in preparation for the first half of 2006 and the planned initiation of potentially pivotal studies for Nuvion® and completion of the Phase III study of terlipressin.

Webcast:

PDL will webcast a conference call live at 4:30 p.m. Eastern time today to review its financial results for the third quarter ended September 30, 2005, the status of its clinical development programs and its forward-looking information and guidance with respect to future results.  Financial and statistical information to be discussed in the call will be available on the PDL website immediately prior to the commencement of the call.  A link to the conference call webcast will be available through the PDL website: www.pdl.com.

Please connect to this website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast.  The webcast will be archived at www.pdl.com starting approximately one hour after completion of the webcast.  A replay of the conference call will also be available by telephone from approximately 6:30 p.m. Eastern time on November 1, 2005 through 6:30 p.m. Eastern time on November 6, 2005.  To access the replay, dial 800-633-8284 from inside the United States and 402-977-9140 from outside the United States and enter conference ID number 21266718.

* * * * *

The foregoing contains forward-looking statements involving risks and uncertainties and PDL’s actual results may differ materially from those, express or implied, in the forward-looking statements.  The forward-looking statements include our expectations regarding financial results, our expectations regarding the continuation of existing and new collaborative agreements, the possibility that the off-patent branded products will be sold and the anticipated sale price for those products, and the timing of clinical developments as well as other statements regarding our expectations. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:  The continued successful integration of ESP Pharma and Retavase as part of PDL, including the retention of the sales force; changes in our development plans as we and our collaborators consider development plans and alternatives; factors affecting the clinical timeline such as enrollment rates and availability of clinical materials; fluctuations in sales that may result from our integration of newly acquired operations; changes in the market due to alternative treatments or other actions by competitors; and variability in expenses particularly on a quarterly basis, due, in principal part, to total headcount of the organization and the timing of expenses. In addition, PDL revenues depend on the success and timing of sales of our licensees, including in particular the continued success of Avastin and Herceptin antibody products by Genentech, Inc. as well as the seasonality of sales of Synagis from MedImmune, Inc.  In addition, quarterly revenues may be impacted by our ability to maintain and increase our revenues from collaborative arrangements such as our co-development agreements with Biogen Idec and Roche.  Our net income will be affected by state and federal taxes, and our revenues and expenses would be affected by new collaborations, material patent licensing arrangements or other strategic transactions.

Further, there can be no assurance that results from completed and ongoing clinical studies, described above, will be successful or that ongoing or planned clinical studies will be completed or initiated on the anticipated schedules.  Other factors that may cause our actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in our filings with the Securities and Exchange Commission.  PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

About PDL:

PDL is a biopharmaceutical company focused on the research, development and commercialization of novel therapies for inflammation and autoimmune diseases, acute cardiac conditions and cancer.  PDL markets several biopharmaceutical products in the

United States through its hospital sales force and wholly-owned subsidiary, ESP Pharma, Inc. As a leader in the development of humanized antibodies, PDL has licensed its patents to numerous pharmaceutical and biotechnology companies, some of which are now paying royalties on net sales of licensed products. Further information on PDL is available at www.pdl.com.

Protein Design Labs, the PDL logo and Nuvion are registered U.S. trademarks and HuZAF is a trademark of Protein Design Labs, Inc.  Zenapax is a registered trademark of Roche.  Cardene is a registered trademark of Roche Palo Alto.  Retavase and Busulfex are registered trademarks of ESP Pharma, Inc., a wholly-owned subsidiary of PDL.  Herceptin and Raptiva are registered trademarks and Avastin is a trademark of Genentech, Inc.  Xolair is a trademark of Novartis AG.  Synagis is a registered U.S. trademark of MedImmune, Inc.   Mylotarg is a registered U.S. trademark of Wyeth.

Financial tables attached

PROTEIN DESIGN LABS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data )

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenues:
Product sales, net	$43,144	$—	$79,437	$—
Royalties	26,003	17,131	96,695	63,872
License and other	7,536	2,653	17,127	9,323
Total revenues	76,683	19,784	193,259	73,195

Costs and expenses:
Costs of product sales	22,209	—	43,481	—
Research and development	49,480	27,326	125,080	92,364
Selling, general and administrative	26,795	7,664	54,267	23,182
Asset impairment charge	15,225	—	15,225	—
Acquired in-process research and development	—	—	79,417	—
Total costs and expenses	113,709	34,990	317,470	115,546
Operating loss	(37,026)	(15,206)	(124,211)	(42,351)

Interest and other income, net	2,027	2,822	6,835	7,689
Interest expense	(2,671)	(1,193)	(7,522)	(3,929)

Loss before income taxes	(37,670)	(13,577)	(124,898)	(38,591)
Provision for income taxes	1,680	12	1,767	68

Net loss	$(39,350)	$(13,589)	$(126,665)	$(38,659)

Basic and diluted net loss per share	$(0.37)	$(0.14)	$(1.24)	$(0.41)

Shares used in computation of basic and diluted net loss per share	105,272	95,196	101,910	94,771

PROTEIN DESIGN LABS, INC.

NON-GAAP CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

We use non-GAAP amounts that exclude certain non-cash charges, including amounts related to the amortization of intangible assets, asset impairment charge and stock-based compensation.  Management believes that these non-GAAP measures enhance an investor’s overall understanding of our financial performance and future prospects by reconciling more closely to the actual cash expenses of the Company in its operations. Our managment uses these non-GAAP financial measures in evaluating the Company’s operating performance and for budgeting and planning purposes.

(In thousands, except per share data )

	Three months ended September 30,
	2005			2004
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Revenues:
Product Sales	$43,144		$43,144	$—		$—
Royalties	26,003		26,003	17,131		17,131
License and other	7,536		7,536	2,653		2,653

Total revenues	76,683		76,683	19,784		19,784

Costs and expenses:
Cost of Product Sales	22,209	$(11,907)	10,302
Research and development	49,480	(554)	48,926	27,326	$(958)	26,368
Selling, general and administrative	26,795	(118)	26,677	7,664	(14)	7,650
Asset impairment charge	15,225	(15,225)	—
Total costs and expenses	113,709	(27,804)	85,905	34,990	(972)	34,018
Operating loss	(37,026)	27,804	(9,222)	(15,206)	972	(14,234)

Interest and other income, net	2,027		2,027	2,822		2,822
Interest expense	(2,671)		(2,671)	(1,193)		(1,193)

Loss before income taxes	(37,670)	27,804	(9,866)	(13,577)	972	(12,605)
Provision for income taxes	1,680		1,680	12		12

Net loss	$(39,350)	$27,804	$(11,546)	$(13,589)	$972	$(12,617)

Net loss per basic and diluted share:	$(0.37)		$(0.11)	$(0.14)		$(0.13)
Shares used in computation of net loss per basic and diluted share:	105,272		105,272	95,196		95,196

PROTEIN DESIGN LABS, INC.

NON-GAAP CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

We use non-GAAP amounts that exclude certain non-cash charges, including amounts related to the amortization of intangible assets, asset impairment charge and stock-based compensation.  Management believes that these non-GAAP measures enhance an investor’s overall understanding of our financial performance and future prospects by reconciling more closely to the actual cash expenses of the Company in its operations. Our managment uses these non-GAAP financial measures in evaluating the Company’s operating performance and for budgeting and planning purposes.

(In thousands, except per share data )

	Nine months ended September 30,
	2005			2004
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Revenues:
Product Sales	$79,437		$79,437	$—		$—
Royalties	96,695		96,695	63,872		63,872
License and other	17,127		17,127	9,323		9,323

Total revenues	193,259		193,259	73,195		73,195

Costs and expenses:
Costs of product sales	43,481	$(24,870)	18,611
Research and development	125,080	(1,721)	123,359	92,364	$(2,954)	89,410
Selling, general and administrative	54,267	(428)	53,839	23,182	(42)	23,140
Asset impairment charge	15,225	(15,225)	—
Acquired in-process research and development	79,417	(79,417)	—	—		—
Total costs and expenses	317,470	(121,661)	195,809	115,546	(2,996)	112,550
Operating loss	(124,211)	121,661	(2,550)	(42,351)	2,996	(39,355)

Interest and other income, net	6,835		6,835	7,689		7,689
Interest expense	(7,522)		(7,522)	(3,929)		(3,929)

Loss before income taxes	(124,898)	121,661	(3,237)	(38,591)	2,996	(35,595)
Provision for income taxes	1,767		1,767	68		68

Net loss	$(126,665)	$121,661	$(5,004)	$(38,659)	$2,996	$(35,663)

Net loss per basic and diluted share:	$(1.24)		$(0.05)	$(0.41)		$(0.38)
Shares used in computation of net loss per basic and diluted share:	101,910		101,910	94,771		94,771

CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(In thousands)

	September 30,	December 31,
	2005	2004*
Cash, cash equivalents, marketable securities and restricted investments	$332,678	$397,080
Total assets	1,176,127	713,732
Total stockholders’ equity	551,974	412,510

*Derived from the December 31, 2004 audited consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOW DATA

(Unaudited)

(In thousands)

	Three months ended	Nine months ended
	September 30, 2005	September 30, 2005
Net loss	$(39,350)	$(126,665)
Adjustments to reconcile net loss to net cash provided by operating activities	42,540	144,631
Changes in assets and liabilities	28,452	11,252
Net cash provided by operating activities	$31,642	$29,218